Exhibit 26d

Allstate Assurance Company
A Stock Company
Home Office: {3075 Sanders Road, Northbrook, IL, 60062-7154, 1-800-366-1411}

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY
--------------------------------------------------------------------------------

Insured:           {John Doe}

Payment Class:     {Standard Non-Smoker}

Issue Age:         {35}                            Face Amount:              {$100,000}

Sex:               {Male}                          Issue Date:               {01/01/2016}

Policy Number:     {Specimen}                      Monthly Activity Day:     {1st Day of the Month}

THIS IS A LEGAL CONTRACT-READ IT CAREFULLY

Allstate Assurance Company will pay the death benefit upon receipt of due proof of the death of the insured, subject to the terms and conditions of this policy. Minimum initial payment is required to issue this policy. Payments are flexible for life. This policy does not pay dividends.

The amount or duration of the death benefit provided by this policy when based on the investment experience of the separate account is variable and not guaranteed as to a fixed dollar amount. The policy value resulting from premium payments allocated to the separate account will decrease and increase based on the investment experience of the separate account.

Continuation of coverage past the insured's age 121 may disqualify the insurance for favorable tax treatment. Please seek the advice of your tax specialist.

Please examine the application. This policy is issued based upon the answers in the attached application.

Right to Examine Your Policy You may cancel this policy by returning it to Allstate Assurance Company, or our agent, within 31 days after you receive it. If this policy is a replacement of a policy you had, you may cancel it within any longer period as may be required by applicable law in the state where this policy is issued for delivery. Upon such delivery or mailing of the cancelled policy, the policy will be void as of the issue date. Return of the policy by mail is effective on being postmarked, properly addressed and postage prepaid.

If you cancel within the first 31 days, we will refund to you an amount equal to:

1. Any  net  premium  allocated  to  the  fixed  account;  plus

2. The value of the amounts allocated to any separate accounts, as calculated on the date the returned policy is received by us or our agent; plus

3. Any premium expense charges, policy fees, or other charges deducted under the policy.

The refund will be reduced by any withdrawals taken from the fixed account and any outstanding policy debt.



/s/ Angela Fontanta                              /s/ Mary Jane Fortin
-------------------                              --------------------
Angela Fontana                                   Mary Jane Fortin
Secretary                                        President

ICC16AC3                         Page 1

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Policy Data.............................................................. Page 3

Definitions.............................................................. Page 6

Death Benefit............................................................ Page 7

Beneficiary ............................................................. Page 8

Ownership................................................................ Page 8

Premium Payment ......................................................... Page 9

Account Provisions ..................................................... Page 10

Policy Value ........................................................... Page 12

Surrender Value ........................................................ Page 13

Loans .................................................................. Page 15

Other Terms of Your Policy.............................................. Page 15

Application ............................................................. Insert

Riders (if any).......................................................... Insert


ICC16AC3                         Page 2

POLICY DATA
--------------------------------------------------------------------------------

Insured:            {John Doe}

Payment Class:      {Standard Non-Smoker}


Issue Age:          {35}                      Face Amount:               {$100,000}

Sex:                {Male}                    Issue Date:                {01/01/2016}

Policy Number:      {Specimen}                Monthly Activity Day:      {1st Day of the Month}





BENEFIT DESCRIPTION
--------------------------------------------------------------------------------

Description                                                                       Year of Expiry*

Flexible Premium Variable Adjustable Life Insurance -{Death Benefit Option 1}     Life

{Overloan Protection Rider                                                        Life}

{Continuation of Payment Rider                                                    {01/01/2046}
o     Monthly Disability Benefit - ${91.66}
o     The cost of this rider is ${4.75} per month.}

{Accidental Death Benefit Rider - ${100,000}                                      {01/01/2051}
o     The cost of this rider is ${8.33} per month.}

{Guaranteed Insurability Rider - ${50,000}                                        {01/01/2051}
o     The cost of this rider is ${6.00} per month.}

{Children's Level Term Insurance Rider- ${10,000}                                 {01/01/2046}
      o    The cost of this rider is ${5.00} per month.}

{Accelerated Death Benefit Rider for Terminal Illness                             Life}

{Accelerated Death Benefit Rider for Chronic Illness                              Life}

PAYMENT INFORMATION
--------------------------------------------------------------------------------

Minimum Initial Payment          {$91.66}

Planned {Annual} Payment         {$1,200.00}

The payment of a monthly safety net premium of {$91.66}, on or before each monthly activity day, is guaranteed to keep this policy in force for a safety net period of {20} years, assuming no loans or withdrawals are taken and no policy changes are made.

*Benefits shown may not be in effect to the expiry date listed because current cost of insurance and interest rates are not guaranteed, the investment performance of the funds in the separate account may be negative, policy loans and partial withdrawals may be taken, and changes to the face amount or death benefit option may be made. In addition, if premiums are not paid as planned or any other policy changes are made, the benefits listed may not reach the expiry date listed.

ICC16AC3                         Page 3

SEPARATE ACCOUNT
--------------------------------------------------------------------------------
Allstate Assurance Company Variable Life Separate Account

INTEREST RATES
--------------------------------------------------------------------------------
Annual Interest Rates:

Fixed Account Guaranteed Minimum Interest Rate     2.00%

Loan Credited Rate                                {2.00%}

Loan Interest Rate Charges

o     On Preferred Loans                          {2.00%}

o     On Standard Loans                           {3.00%}

EXPENSE AND SURRENDER CHARGES
--------------------------------------------------------------------------------
Expense Charges:

Maximum Monthly Mortality and Expense Risk
Charge
o     Policy Year 1-10          {0.058%}
o     Policy Year 11+           {0.024%}

Maximum Monthly Policy Fee      {$15.00}

Premium Expense Charge          {6.50%}

Monthly Per $1000 of Face Amount Charge: Tier 1
o     Policy Year 1-30          {$0.12}
o     Policy Year 31+           {$0.00}

Monthly Per $1000 of Face Amount Charge: Tier 2
o     Policy Year 1-30          {$0.06}
o     Policy Year 31+           {$0.00}

Partial Withdrawal Service Fee  {$25.00}

Minimum Transfer Amount         {$100.00}

Surrender Charges:
Policy Year     Amount of Charge          Policy Year     Amount of Charge
1               {$1,137.00}               7               {$784.53}
2               {$1,057.41}               8               {$659.46}
3               {$989.19}                 9               {$454.80}
4               {$932.34}                10               {$227.40}
5               {$875.49}                11               {$0.00}
6               {$830.01}

{State Name} Department of Insurance telephone number: {xxx-xxx-xxxx}

ICC16AC3                         Page 3A

SURRENDER CHARGE FACTORS AGES 0 - 40

Attained         Male        Male          Male             Male          Male             Male
Age              PE          P-NS          Std. NS          P-SM          Std. SM        Juvenile
0                N/A         N/A           N/A              N/A           N/A              4.88
1                N/A         N/A           N/A              N/A           N/A              4.92
2                N/A         N/A           N/A              N/A           N/A              5.02
3                N/A         N/A           N/A              N/A           N/A              5.23
4                N/A         N/A           N/A              N/A           N/A              5.44
5                N/A         N/A           N/A              N/A           N/A              5.64
6                N/A         N/A           N/A              N/A           N/A              5.77
7                N/A         N/A           N/A              N/A           N/A              5.92
8                N/A         N/A           N/A              N/A           N/A              6.06
9                N/A         N/A           N/A              N/A           N/A              6.11
10               N/A         N/A           N/A              N/A           N/A              6.12
11               N/A         N/A           N/A              N/A           N/A              6.26
12               N/A         N/A           N/A              N/A           N/A              6.32
13               N/A         N/A           N/A              N/A           N/A              6.32
14               N/A         N/A           N/A              N/A           N/A              6.32
15               N/A         N/A           N/A              N/A           N/A              6.32
16               N/A         N/A           N/A              N/A           N/A              6.32
17               N/A         N/A           N/A              N/A           N/A              6.32
18               6.32        6.32          6.32             9.02          9.02             6.32
19               6.39        6.39          6.39             9.22          9.22             6.39
20               6.40        6.40          6.40             9.28          9.28             6.40
21               6.48        6.48          6.48             9.49          9.49             6.48
22               6.56        6.56          6.56             9.70          9.70             6.56
23               6.60        6.60          6.60             9.86          9.86             6.60
24               6.70        6.70          6.70            10.13          10.13            6.70
25               6.82        6.82          6.82            10.33          10.33            6.82
26               7.13        7.13          7.13            10.74          10.74            N/A
27               7.43        7.43          7.43            11.20          11.20            N/A
28               7.65        7.65          7.65            11.70          11.70            N/A
29               8.09        8.09          8.09            12.28          12.28            N/A
30               8.52        8.52          8.52            12.91          12.91            N/A
31               8.82        8.82          8.82            13.38          13.38            N/A
32               9.34        9.34          9.34            13.86          13.86            N/A
33               10.00      10.00          10.00           14.32          14.32            N/A
34               10.60      10.60          10.60           14.78          14.78            N/A
35               11.37      11.37          11.37           15.41          15.41            N/A
36               11.89      11.89          11.89           16.06          16.06            N/A
37               12.53      12.53          12.53           16.76          16.76            N/A
38               13.19      13.19          13.19           17.42          17.42            N/A
39               14.18      14.18          14.18           18.13          18.13            N/A
40               14.88      14.88          14.88           18.90          18.90            N/A

ICC16AC3                         Page 4

SURRENDER CHARGE FACTORS AGES 41 - 80

Attained         Male        Male          Male             Male          Male             Male
Age              PE          P-NS          Std. NS          P-SM          Std. SM        Juvenile
41               16.05          16.05          16.05          19.74          19.74          N/A
42               17.46          17.46          17.46          20.87          20.87          N/A
43               18.95          18.95          18.95          22.93          22.93          N/A
44               20.02          20.02          20.02          24.69          24.69          N/A
45               20.88          20.88          20.88          25.97          25.97          N/A
46               21.49          21.49          21.49          26.84          26.84          N/A
47               22.11          22.11          22.11          27.75          27.75          N/A
48               22.84          22.84          22.84          29.01          29.01          N/A
49               23.59          23.59          23.59          30.34          30.34          N/A
50               24.38          24.38          24.38          31.77          31.77          N/A
51               25.24          25.24          25.24          33.11          33.11          N/A
52               26.15          26.15          26.15          34.49          34.49          N/A
53               27.11          27.11          27.11          35.96          35.96          N/A
54               28.13          28.13          28.13          37.53          37.53          N/A
55               29.23          29.23          29.23          39.21          39.21          N/A
56               30.40          30.40          30.40          41.00          41.00          N/A
57               31.65          31.65          31.65          42.91          42.91          N/A
58               32.99          32.99          32.99          44.95          44.95          N/A
59               34.45          34.45          34.45          47.13          47.13          N/A
60               36.02          36.02          36.02          47.35          47.35          N/A
61               N/A            37.71          37.71          47.08          47.08          N/A
62               N/A            39.52          39.52          46.81          46.81          N/A
63               N/A            41.46          41.46          46.54          46.54          N/A
64               N/A            43.55          43.55          46.27          46.27          N/A
65               N/A            45.79          45.79          46.00          46.00          N/A
66               N/A            47.48          47.48          45.71          45.71          N/A
67               N/A            47.16          47.16          45.43          45.43          N/A
68               N/A            46.83          46.83          45.15          45.15          N/A
69               N/A            46.51          46.51          44.87          44.87          N/A
70               N/A            46.16          46.16          44.58          44.58          N/A
71               N/A            45.79          45.79          44.31          44.31          N/A
72               N/A            45.42          45.42          44.05          44.05          N/A
73               N/A            45.05          45.05          43.79          43.79          N/A
74               N/A            44.68          44.68          43.52          43.52          N/A
75               N/A            44.28          44.28          43.26          43.26          N/A
76               N/A            43.87          43.87          42.98          42.98          N/A
77               N/A            43.47          43.47          42.68          42.68          N/A
78               N/A            43.04          43.04          42.36          42.36          N/A
79               N/A            42.62          42.62          42.02          42.02          N/A
80               N/A            42.19          42.19          41.66          41.66          N/A

ICC16AC3                         Page 4A

SURRENDER CHARGE PERCENTAGES
--------------------------------------------------------------------------------
Male Preferred Elite Years 1 through 11

*Age     Year 1     Year 2     Year 3     Year 4     Year 5     Year 6     Year 7     Year 8     Year 9     Year 10     Year 11
18- 39     100        93         87         82         77         73         69         58         40         20          0
40-59      100        93         87         82         77         64         51         38         25         12          0
60         100        91         85         80         75         60         45         33         21         10          0

Male Preferred Non-Smoker Years 1 through 11

*Age     Year 1     Year 2     Year 3     Year 4     Year 5     Year 6     Year 7     Year 8     Year 9     Year 10     Year 11
18- 39     100        93         87         82         77         73         69         58         40         20          0
40-59      100        93         87         82         77         64         51         38         25         12          0
60         100        91         85         80         75         60         45         33         21         10          0

Male Standard Non-Smoker Years 1 through 11

*Age     Year 1     Year 2     Year 3     Year 4     Year 5     Year 6     Year 7     Year 8     Year 9     Year 10     Year 11
18- 39     100        93         87         82         77         73         69         58         40         20          0
40-59      100        93         87         82         77         64         51         38         25         12          0
60         100        91         85         80         75         60         45         33         21         10          0

Male Preferred Smoker Years 1 through 11

*Age     Year 1     Year 2     Year 3     Year 4     Year 5     Year 6     Year 7     Year 8     Year 9     Year 10     Year 11
18-29     100         93         87         82         77         73         69         58         40         20          0
30-49     100         93         87         82         77         64         51         38         25         12          0
50-80     100         93         87         82         77         62         48         36         23          9          0

Male Standard Smoker Years 1 through 11

*Age     Year 1     Year 2     Year 3     Year 4     Year 5     Year 6     Year 7     Year 8     Year 9     Year 10     Year 11
18-29     100         93         87         82         77         73         69         58         40         20          0
30-49     100         93         87         82         77         64         51         38         25         12          0
50-80     100         93         87         82         77         62         48         36         23          9          0

Male Juvenile Years 1 through 11

*Age     Year 1     Year 2     Year 3     Year 4     Year 5     Year 6     Year 7     Year 8     Year 9     Year 10     Year 11
0-25      100         93         87         82         77         73         69         58         40         20          0

*Age is attained age as defined in this policy.

ICC16AC3                         Page 4B

 GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE{*}
--------------------------------------------------------------------------------

Policy Year     Rate Per $1000          Policy Year     Rate Per $1000          Policy Year     Rate Per $1000
1               0.07667                 42               2.41583               83               71.61667
2               0.08833                 43               2.71333               84               75.35083
3               0.10000                 44               3.04750               85               79.25667
4               0.10917                 45               3.43083               86               83.33333
5               0.11583                 46               3.87583
6               0.12167                 47               4.38417
7               0.12917                 48               4.96583
8               0.13750                 49               5.64000
9               0.14583                 50               6.42333
10              0.15083                 51               7.33083
11              0.15583                 52               8.37667
12              0.16167                 53               9.56833
13              0.16750                 54              10.88750
14              0.17500                 55              12.30583
15              0.18333                 56              13.79083
16              0.19417                 57              15.29667
17              0.21000                 58              16.79500
18              0.23000                 59              18.24417
19              0.25083                 60              19.57583
20              0.27250                 61              20.96667
21              0.29333                 62              22.58583
22              0.31250                 63              24.32417
23              0.33250                 64              26.18833
24              0.35417                 65              28.14000
25              0.38083                 66              30.07417
26              0.41417                 67              31.92167
27              0.45833                 68              33.75167
28              0.50917                 69              35.53083
29              0.56750                 70              37.22750
30              0.63083                 71              38.80833
31              0.69917                 72              40.52583
32              0.77167                 73              42.69833
33              0.85167                 74              44.98417
34              0.94083                 75              47.38917
35              1.04417                 76              49.91917
36              1.16667                 77              52.58000
37              1.31167                 78              55.37750
38              1.48250                 79              58.31750
39              1.67917                 80              61.40583
40              1.90167                 81              64.64833
41              2.14667


{*Applicable to change effective MM/DD/YYYY}

ICC16AC3                         Page 5

DEFINITIONS
--------------------------------------------------------------------------------
When these words are used in this policy, they have the meaning stated:

Application  -  The  application which was signed by you requesting this policy.

Attained Age - The insured's age on his or her last birthday as of the policy issue date and subsequent policy anniversaries.

Company (we, us, our) - Allstate Assurance  Company.

Face Amount - The initial death benefit, shown on the Policy Data pages, adjusted for any changes in accordance with the terms of this policy.

Fixed Account - The portion of policy value receiving fixed interest crediting and allocated to our general account.

General Account - Our company assets other than  assets  in  separate  accounts.

Grace Period - A time period of 61 days that begins on any monthly activity day where the net surrender value is less than the monthly deduction for the current policy month, except as provided in the Safety Net Premium provision.

In  Force  -  The  coverage  provided  by  this  policy  is  in  effect.

Insured - The person whose life is covered by this policy as shown on the Policy Data pages.

Issue Age - The attained age of the insured on the issue date.

Issue Date - The date the policy is issued, as shown on the Policy Data pages. It is used to determine policy years and policy months in the policy.

Issued  For  Delivery  -  The  state  in  which  the  application  was  signed.

Loan Account - An account established for amounts transferred from the sub-accounts and the fixed account as security for outstanding policy loans.

Minimum Initial Payment - The minimum payment which must be paid to issue the policy.

Monthly Activity Day - The day of the month on which deductions are made. This date is shown on the Policy Data pages. If a month does not have that day, the deduction will be made on the last day of that month.

Net  Premium  -  The  premium  paid  less  the  premium  expense  charge.

Net Surrender Value - The amount you would receive upon surrender of this policy, equal to the surrender value less any policy debt.

Payment Class - The class into which the insured is placed, determined by our guidelines for providing insurance coverage.

Planned Payment - As shown in the Policy Data pages, the amount you selected at the time you applied for this policy. It is not a required payment.

Policy Anniversary - The same day and month as your issue date for each subsequent year your policy remains in force.

Policy Data Pages - The pages of this policy which identify specific information about the insured and the benefits.

Policy Debt - The sum of all unpaid policy loans and accrued interest.

Policy Month - A one-month period beginning on the same day of the month as the issue date of the policy.

Policy Value - The sum of the values in the sub-accounts of the separate account plus the value of the fixed account, plus the loan account. The amount from which monthly deductions are made and the death benefit is determined.

Policy Year - A twelve-month period beginning on the issue date or a policy anniversary.

Portfolios - The underlying fund(s) (or investment series thereof) in which the sub-accounts invest. Rider - An additional benefit attached to this policy.

Safety Net Period - The period of time the policy is guaranteed to stay in force based on the payment of the safety net premium.

Separate Account - A segregated investment account of the company as shown in the Policy Data pages.

Sub-Account - A subdivision of the separate account invested wholly in shares of one of the portfolios.

Surrender  Value  -  The  policy  value  less  any applicable surrender charges.

Valuation Date - Each day the New York Stock Exchange ("NYSE") is open for business.

ICC16AC3                         Page 6

Valuation Period - The period commencing at the close of normal trading on the NYSE (currently 4:00 p.m. Eastern time) on each valuation date and ending at the close of the NYSE on the next succeeding valuation date.

You,  Your - The person(s) having the rights of ownership defined in the policy.

DEATH BENEFIT
--------------------------------------------------------------------------------
     If the insured dies while this policy is in force, we will pay the death benefit when we have received due proof of death, subject to the terms and conditions of this policy. The death benefit will be reduced by any outstanding policy debt.

Death Benefit Payment
Interest will be paid on the death benefit from the date of death. Interest on the death benefit will accrue at the rate applicable to the policy for funds left on deposit. In determining the effective annual rate or rates, we will use the rate in effect on the date of death. Additional interest will accrue at a rate of 10% annually beginning 31 days from the latest of the following items to the date the claim is paid:

1.   The  date  we  received  due  proof  of  death;  or

2. The date we receive sufficient information to determine our liability, the extent of our liability, and the appropriate payee legally entitled to the death benefit proceeds; or

3. The date that legal impediments to payment of proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to: a) the establishment of guardianships and conservatorships; b) the appointment and qualification of trustees, executors, and administrators; and c) the submission of information required to satisfy state and federal reporting requirements.

Death Benefit Option
While the insured is alive you may choose between two death benefit options.

If you select Option 1, the death benefit will be the greater of:

1.   The face amount on the date of death; or

2. The percentage of the policy value shown in the Compliance with Federal Laws provision.

If you select Option 2, the death benefit will be the greater of:

1.   The face amount plus the policy value on the date of death; or

2. The percentage of the policy value shown in the Compliance With Federal Laws provision.

The initial death benefit option selected by you is stated in the Policy Data pages. If no death benefit option is selected at the time of application, the death benefit option will be Option 1.

Change of Death Benefit Option
After the first policy year, you may request to change the death benefit option by making a written request in a form satisfactory to us. If you ask to change from Option 2 to Option 1, the face amount will be increased by the amount of the policy value. If you ask to change from Option 1 to Option 2, the face amount will be decreased by the amount of the policy value.

The change will take effect on the monthly activity day after the date we receive the written request. We will provide to you an endorsement showing the actual start date of the death benefit option change and the new face amount. We reserve the right to limit the frequency of the death benefit option changes made under this policy.

If this policy is in force on the policy anniversary following the insured's 100th birthday and Option 2 has been selected, the death benefit option will change to Option 1.

Change of Face Amount
At any time after the first policy year, you may request a change in face amount by making a written request in a form satisfactory to us. We will provide to you an endorsement showing the new face amount. The change will take effect on the monthly activity day after the date we approve the request:

ICC16AC3                         Page 7

1. Increasing the face amount. You must submit a new application for an increase in face amount. We will require due proof that the insured is still insurable. The cost of insurance for the increase will be based on the payment class we determine. An increase will take effect on the monthly activity day after the date we approve the increase. We reserve the right to limit the amount of any increases made under this policy. The minimum increase amount is $10,000. An increase is not allowed after the maximum issue age. The face amount may not be increased more than once in any 12-month period.

2. Decreasing the face amount. A decrease will take effect on the monthly activity day after the date we approve the request. A decrease in face amount will first be applied against the most recent increase successively and finally to the initial face amount. The face amount in effect after any decrease must be at least $100,000. This minimum amount does not apply to a decrease due to a death benefit change from Option 1 to Option 2.

A face amount decrease resulting from a partial withdrawal from net surrender value may not reduce the face amount below $25,000.

BENEFICIARY
--------------------------------------------------------------------------------
     Subject to the terms and conditions of this policy, the beneficiary will receive the death benefit when the insured dies and we have received due proof of death. The beneficiary is as stated in the application unless changed.

The two classes of beneficiaries are primary beneficiaries and contingent beneficiaries. Primary and contingent beneficiaries are individually and collectively referred to in this policy as "beneficiaries." The beneficiaries will receive the death benefit in the following order:

1.     Primary beneficiary

2.     Contingent beneficiary.

The primary beneficiary is the beneficiary (ies) who is first entitled to receive benefits under this policy upon the death of the insured. In order to receive the death benefit, the beneficiary must be living on the earlier of:

1.     The day we receive due proof of the insured's death, or

2.     The 15th day past the insured's death.

If the beneficiary does not survive the insured in accordance with these requirements, we will pay the death benefit as if the beneficiary were not living when the insured dies. If none of the named beneficiaries are living when the insured dies, the death benefit will be paid to you, if living, otherwise to your estate.

We will pay the death benefit to the beneficiaries according to the most recent written instructions we have accepted from you. If we have not accepted any written instructions, we will pay the death benefit in equal shares to the named beneficiaries in the same class who are to share the funds. If there is more than one beneficiary in a class and one of the beneficiaries predeceases the insured, the remaining beneficiaries in that class will divide the deceased beneficiary's share in proportion to the original share of the remaining beneficiaries.

You may change or add beneficiaries during the insured's lifetime by written request in a form satisfactory to us, unless you have designated an irrevocable beneficiary. You must file the request with us. Upon acceptance, the change will take effect, unless otherwise specified by you, on the date you signed the request, subject to any payments made or actions we take prior to acceptance of the request.

If you name one or more irrevocable beneficiaries, no change in the beneficiaries may be made without their consent. Inadvertent acceptance by us of beneficiary changes not consented to by the irrevocable beneficiaries shall not change the irrevocable beneficiaries. No change which affects policy values may be made without the consent of all irrevocable beneficiaries.

No  beneficiary  has  any  rights  in  this  policy  until  the  insured  dies.

OWNERSHIP
--------------------------------------------------------------------------------
The insured is the owner if no other person is named in the application as owner. The owner controls the policy during the lifetime of the insured. Unless you provide otherwise, as owner, you may exercise all rights granted by the policy without the consent of anyone else. If the last named owner dies before the insured, then any contingent owner is the new owner. If no owner named in this policy is living, then the owner will be the estate of the last named owner.

ICC16AC3                         Page 8

You may name a new owner. You must make this request in writing in a form satisfactory to us and file it with us. No such request is binding upon us until we accept it. When we accept it, it is effective as of the date you signed the request, subject to any action we have taken before we accept it. We may establish a limit on the maximum number of owners.

Assignment
You may assign this policy or an interest in it to another. You must do so in writing in a form satisfactory to us and file the assignment with us. When we receive an assignment on our assignment form, your rights and those of the beneficiary will be subject to the assignment. Unless otherwise specified by you, the assignment will take effect on the date you signed the request, subject to any payments or actions taken by us before acceptance of the request. We are not responsible for the validity of any assignment you make.

PREMIUM PAYMENT
--------------------------------------------------------------------------------
Payments
Premiums for this policy are also referred to as payments. The planned payment and minimum initial payment are shown on the Policy Data pages. Payments are flexible. This means you may change the amount of planned payments and the time between payments. Payments are payable to us. The amount you pay will affect the policy value. If you pay too little, the policy will lapse subject to the grace period.

Allocation of Premium Payments
We will invest the net premium payments in the fixed account and the sub-accounts you selected on the application. Allocations are made according to the selections you made on the application unless you have changed your allocations in accordance with this provision. Your allocation selections must be in whole percentages from 0% to 100%. The total allocation must equal 100%. You may change your allocation percentages at any time by making a written request in a form satisfactory to us. We will establish a maximum number of sub-accounts to which you may allocate net premium payments.

All net premium payments not requiring underwriting will be allocated to the fixed account and the sub-accounts as of the date payments are received by us. Premium payments requiring underwriting will not be credited with interest or earnings. Net premium payments requiring underwriting will be allocated to the sub-accounts and fixed account as of the date underwriting approval is received and all outstanding requirements have been completed.

We reserve the right to allocate premium payments to the fixed account during the Right to Examine Your Policy period. Transfer of premiums from the fixed account at the end of the Right To Examine Your Policy period will not be considered one of your free transfers and will not be subject to the fixed account transfer restrictions described in the Transfer and Transfer Fee provision.

Grace Period
Except as provided in the Safety Net Premium provision below, if on any monthly activity day, the net surrender value is less than the monthly deduction for the current policy month, you will be given a grace period of 61 days. This policy will be in force during the grace period. If we do not receive sufficient payment by the end of the grace period, the policy will lapse. We will send a written notice to you and any assignee of record at least 30 days before the end of the grace period. If the insured dies during the grace period, we will deduct any due and unpaid monthly deductions and policy debt owed from the death benefit.

Safety Net Premium
If total payments, less withdrawals and policy debt, are greater than or equal to the sum of the monthly safety net premiums from the issue date including the current month, then the policy is guaranteed to stay in force for a safety net period as shown on the Policy Data pages, even if the net surrender value becomes insufficient to cover monthly deductions.

If, at any time the total payments, less withdrawals and policy debt, are less than the sum of the monthly safety net premiums from the issue date, including the current month, the Safety Net Premium provision will no longer be in effect. Once it is not in effect, the policy will continue in force only so long as its net surrender value is sufficient to pay the monthly deductions and for any corresponding grace period. If additional payments are made that are greater than or equal to the sum of the monthly safety net premiums required, the benefits provided by the Safety Net Premium provision will become available.

Increases, decreases, withdrawals, death benefit option changes, policy loans, and additions or deletions of riders may affect the monthly safety net premium. At the end of the safety net period, an additional payment may be required to keep this policy in force.

ICC16AC3                         Page 9

Reinstatement
If this policy terminates prior to the death of the insured and if this policy has not been surrendered, this policy may be reinstated, subject to our approval of the reinstatement application. To reinstate this policy you must:

1. Make your request within five years of the date the policy entered the grace period;

2. Give us the proof we require that the insured is still insurable in the same payment class that the policy was issued in;

3. Make a payment large enough to cover the unpaid monthly deductions for the grace period, and to keep the policy in force for three policy months from the date of reinstatement; and

4. Pay or ask us to reinstate any policy debt as described in the Loans provision.

The policy value on the reinstatement date will reflect the policy value at the time of termination and payments applied at the time of reinstatement. Upon your request, the policy debt on the reinstatement date will equal the policy debt at the time of termination. Surrender charges will continue to be based on the original issue date.

As long as the safety net period shown on the Policy Data pages has not expired, the Safety Net Premium provision may also be reinstated at the time the policy is reinstated by paying:

1. The sum of the monthly safety net premiums from the issue date to the end of the grace period including the month of termination and the month of reinstatement, minus

2. Total payments made since the issue date, less any withdrawals and outstanding policy debt, as of the time of lapse.

Additional subsequent payments may be needed to maintain the Safety Net Premium provision.

The effective date of reinstatement will be the date we approve the request for reinstatement. When this policy is reinstated, a new two-year contestable period will apply with respect to statements made in the application for reinstatement. The contestable period is explained in the Incontestability provision of this policy.

ACCOUNT PROVISIONS
--------------------------------------------------------------------------------
Separate Account
The separate account is a segregated investment account to which we allocate assets contributed under this and certain other life insurance policies. The assets of the separate account will be valued at least as often as any policy benefits vary, but at least monthly. Our determination of the value of the accumulation unit by the method described in this policy will be conclusive. Income, gains, and losses, whether or not realized, from assets allocated to the separate account shall be credited to or charged against such account without regard to our other income, gains, or losses.

Our Rights to the Separate Account
We will have exclusive and absolute ownership and control of the assets of our separate account. The assets of the separate account will be available to cover the liabilities of our general account only to the extent those assets exceed the liabilities of that separate account arising under the variable life policies supported by that separate account.

We reserve the right, when permitted by law, to do any of the following:

1.   De-register  the separate account under the Investment Company Act of 1940;

2. Manage the separate account under the direction of a committee or discharge such committee at any time;

3.   Operate  the  separate  account  as  a  management  company;

4. Restrict or eliminate any voting rights of policy owners or other persons who have voting rights as to the separate account;

5.   Combine  the separate account with one or more other separate accounts; and

6. Transfer assets of the separate account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "separate account", as used in this policy, shall mean the separate account to which the assets were transferred.

ICC16AC3                         Page 10

Fixed Account
At any time while this policy is in force, you may allocate premiums, or transfer from an existing sub-account, to the fixed account. The fixed account will earn interest daily at the current rate declared by us. The guaranteed minimum interest rate is an effective annual rate compounded daily. The guaranteed minimum interest rate used to compute policy values in the fixed account is shown on the Policy Data pages. We may credit an interest rate greater than the minimum stated.

Transfer and Transfer Fees
You may transfer amounts between sub-accounts and/or the fixed account. We reserve the right to impose a $10 transfer fee on the second and subsequent transfers within a calendar month, to require a minimum transfer amount as shown on the Policy Data pages, and to limit the number of transfers in any policy year. Additional restrictions apply to transfers from or to the fixed account as discussed below.

This policy is not designed to serve as a vehicle for frequent transfers. If you execute frequent transfers, we reserve the right to restrict your transfer privileges in accordance with federal securities laws. Such restrictions will be applied in a manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other policy owners.

At any time, without notice, we may suspend, modify or terminate your privilege to make transfers via telephone, facsimile, overnight delivery or via other electronic or automated means. In addition, we reserve the right to refuse any transfer request if, in our sole discretion:

1. We believe that a specific transfer request or group of transfer requests may have a detrimental effect on unit values or the share prices of the underlying portfolios or would be to the disadvantage of other policy owners; or

2. We are informed by one or more of the underlying portfolios that the purchase of shares is to be restricted because of frequent trading or a specific transfer request or group of transfer requests are deemed to have a detrimental effect on share prices of the affected underlying portfolios.

We may revise these restrictions at any time as necessary to protect the interests of policy owners or to comply with regulatory requirements in accordance with federal securities laws.

Transfers from the fixed account to the sub-accounts may only be made during the 60-day period beginning on the issue date or the policy anniversary. Transfer requests received at any other time will not be processed.

Separate Account Modifications
We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the portfolio shares underlying the sub-accounts of the separate account. We will not substitute any share attributable to your interest in a sub- account without notice to you, to the extent required by the Investment Company Act of 1940, as amended, ("the Act").

We reserve the right to establish additional sub-accounts of the separate account, each of which would invest in shares of another portfolio. You may then instruct us to allocate premium payments or transfers to such sub-accounts, subject to any terms set by us or the portfolio. We also reserve the right, subject to applicable laws and regulations, to discontinue accepting premium payments and/or discontinue permitting transfers into sub-accounts of the separate account after providing notice to you.

Deferment of Payments
We will pay any amounts due under the separate account of this policy within seven days, unless:

1. The New York Stock Exchange is closed for other than usual weekends or holiday closings, or trading on such exchange is restricted;

2.   An  emergency  exists as defined by the Securities and Exchange Commission;
     or

3. The Securities and Exchange Commission permits delay for the protection of policy owners.

For amounts due under the fixed account, we may defer payment of any net surrender value for up to six months and any loan amount, unless it is to pay a premium to us, for up to six months.

ICC16AC3                         Page 11

POLICY VALUE
--------------------------------------------------------------------------------
On the issue date or, if later, the date the first premium is received, the policy value is the net premium less the monthly deduction for the first policy month. On any other day, the policy value is the sum of the values in each sub-account, plus the value of the fixed account and the loan account.

On each valuation date, the value in a sub-account is:

1. The value of the sub-account on the preceding valuation date, multiplied by the net investment factor for the sub-account for the current valuation period; plus

2. Any net premium received and allocated to the sub-account during the current valuation period; plus

3. Any policy value transferred to the sub-account during the current valuation period; minus

4. Any policy value transferred from the sub-account during the current valuation period; minus

5. Any partial withdrawals from the sub-account during the current valuation period; minus

6. The portion of any monthly deduction allocated to the sub-account during the current valuation period for the policy month following the monthly deduction day.

The value in the fixed account equals:

1.   Any net premiums allocated to it; plus

2.   Any policy value transferred to it from the sub-account; plus

3.   Interest credited to it; minus

4.   Any policy value transferred out of it; minus

5.   Any partial withdrawals taken from it; minus

6.   Any monthly deduction charge taken from it.

The value in the loan account equals:

1.   Any  policy value transferred from the fixed account or sub-accounts; minus

2.   Any  policy  value  transferred  to the fixed account or sub-accounts; plus

3.   Interest  adjustments

All policy values are not less than the minimum values and benefits required by applicable law. Detailed explanations of methods of calculation are on file with appropriate regulatory authorities.

Net Investment Factor
The net investment factor measures investment performance of a sub-account during a valuation period. The net investment factor is A divided by B:

Where A is:

1. The net asset value per share of the portfolio held in the sub-account at the end of the current valuation period, plus

2. The per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, plus or minus

3. A per share credit or charge with respect to any taxes which we paid or for which we reserved during the valuation period which are determined by us to be attributable to the operation of the sub-account (no federal income taxes are applicable under present law); and

Where B is the net asset value per share of the portfolio held in the sub-account at the end of the previous valuation period.

ICC16AC3                         Page 12

Premium Expense Charge
Upon receipt of each payment and before allocation of the payment to the sub-accounts or fixed account, we will deduct a premium expense charge. This charge, shown on the Policy Data pages, is a percentage of the premium received.

Monthly Per $1000 of Face Amount Charge
The monthly per $1000 of initial face amount charge information is shown on the Policy Data pages and varies by issue age, sex, payment class, and face amount of the insured. The Tier 1 monthly per $1000 of initial face amount rate is multiplied by the first $100,000 of initial face amount, divided by 1000. If the initial face amount is greater than $100,000, the Tier 2 monthly per $1000 of initial face amount rate is multiplied by the initial face amount in excess of $100,000, divided by 1000.

A monthly per $1000 of face amount charge will also be assessed for each increase in face amount for the first 30 policy years following the effective date of each increase. The applicable charge is equal to the amount of increase multiplied by a rate, which varies based on the attained age, sex, payment class, and face amount of the insured, divided by 1000.

Monthly Mortality and Expense Risk Charge
The monthly mortality and expense risk charge is equal to the annual mortality and expense risk rate shown on the Policy Data pages for the appropriate policy year times the total value in the sub-account on the monthly activity day.

Cost of Insurance
The cost of insurance is determined as follows:

1. Divide the death benefit as of the prior monthly activity day by 1.0032737.

2.   Subtract  the  policy  value  as  of  the  prior  monthly  activity  day.

3. Multiply the result by the current cost of insurance rate divided by 1000. The cost of insurance rate is based on multiple factors, including, but not limited to, the insured's sex, issue age, policy year, payment class, and face amount. We may change the cost of insurance rates for any reason at any time, but they will never be more than the guaranteed maximum rates shown on the Policy Data pages.

Monthly Deductions
The monthly deduction is the sum of:

1. A monthly policy fee, not to exceed the maximum monthly policy fee shown on the Policy Data pages; and

2.   The  monthly  per  $1000  of  face  amount  charge;  and

3.   The  monthly  mortality  and  expense  risk  charge;  and

4.   The  monthly  cost  of  insurance  for  the  policy;  and

5.   The  monthly  cost  of  any  riders  attached  to  the  policy.

     The monthly deduction will be zero beginning on the policy anniversary following the insured's 121st birthday.

SURRENDER VALUE
--------------------------------------------------------------------------------
The net surrender value of this policy is the amount we will pay you if you ask us to terminate this policy. It is equal to the policy value minus the surrender charge, minus any policy debt. If the surrender charge is greater than the policy value, the surrender value is zero. We may defer the payment of the net surrender value for up to six months after your request. If we do defer payment, we will pay interest per any applicable state requirements.

Surrender Charge
The maximum surrender charges we will assess, based on the face amount at issue, are shown on the Policy Data pages. An additional surrender charge will apply to an elective increase in face amount. From the effective date of the increase, the new additional surrender charge will continue for 10 years. The additional surrender charge on an increase is calculated as follows:

ICC16AC3                         Page 13

1.   The  surrender  charge  factor;  multiplied  by

2.   The  increase  in  face  amount  divided  by  1000;  multiplied  by

3.   The  surrender  charge  percentage.

     The surrender charge factor and surrender charge percentage, shown in the tables on the Policy Data pages, vary by sex, increase payment class, and attained age.

Continuation of Coverage
If you stop making payments, this policy and any riders will remain in effect as long as the net surrender value covers the monthly deductions or the policy is still in force as defined in the Safety Net Premium provision. This Continuation of Coverage provision does not continue any riders beyond their scheduled termination dates.

Partial Withdrawal
You may request a partial withdrawal of your net surrender value by making a request in writing in a form satisfactory to us. Your partial withdrawal will be effective on the next valuation date. You may specify how much of your partial withdrawal you want taken from each sub-account or from the fixed account. However, you may not withdraw from the fixed account more than the total withdrawal times the ratio of the fixed account to your total policy value immediately prior to the withdrawal. The partial withdrawal service fee, as shown on the Policy Data pages, will be assessed on each partial withdrawal and may be deducted from the sub-accounts and fixed accounts in the same proportion as the partial withdrawal.

The policy value will be reduced by the amount of any partial withdrawal and the partial withdrawal service fee. If your policy has Death Benefit Option 1, the face amount will also be reduced by the amount of any partial withdrawal. The minimum partial withdrawal amount is $250 and the maximum partial withdrawal amount may not reduce the net surrender value below $500.

We may defer the payment of any partial withdrawal for up to six months after your request. We will continue to credit interest during this time.

Basis of Values
Minimum surrender values and guaranteed cost of insurance rates are based on the 2017 CSO Mortality Table, age last birthday, male or female, smoker or nonsmoker, as applicable. For issue ages 0 to 17 only, minimum surrender values and guaranteed cost of insurance rates are based on the 2017 CSO Composite Mortality Table, age last birthday, male or female, as applicable. The surrender value at all times reflects the payments that you have made and the time elapsed in the policy year.

The minimums are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV. A detailed statement of the method used to calculate surrender values has been filed with the Interstate Insurance Product Regulation Commission.

Indeterminate Charges and Credits
Indeterminate charges are those charges in the policy that provide a guaranteed maximum amount while allowing us to charge any amount below this maximum level. Indeterminate credits are those credits in the policy that provide a guaranteed minimum amount while allowing us to credit amounts in excess of the minimum. Changes to the indeterminate charges or indeterminate credits will be based upon experience factors, which include but are not limited to: investment earnings, mortality, expenses, persistency, and changes in taxes or regulations.

We have the right to change the interest credited to this policy, the cost of insurance, and any indeterminate expense charges deducted under this policy. Additional amounts are non-forfeitable after they have been credited to this policy, except indirectly due to surrender charges.

Attainment of Age 121
Beginning with the policy anniversary following the insured's 121st birthday, no monthly deduction will be charged, and the death benefit will be greater than or equal to the policy value. The policy value will continue to be credited with interest and policy loans will continue to accrue interest. The death benefit will continue to be determined in accordance with the terms of the Death Benefit provision. Premiums will not be accepted after the first policy anniversary following the insured's 121st birthday except to keep the policy in force. Withdrawals are available after the insured's attained age 121.

ICC16AC3                         Page 14

LOANS
--------------------------------------------------------------------------------
While this policy is in force, you may take a loan under this policy. The minimum loan amount is $250. The total amount of loans cannot be more than the maximum loan described in this provision. This policy will be the sole security for the loan. Policy debt on this policy has priority over the claims of any other person. We may defer the payment of any loan for six months after your request, unless the loan is to pay a premium to us.

The maximum loan that can be taken at any time must comply with the following conditions:

1. The total policy debt after the loan is taken cannot exceed 75% of the surrender value; and

2. The net surrender value after the loan is taken must be sufficient to cover the most recent total monthly deduction multiplied by 3.

When a policy loan is made, a portion of the policy value sufficient to secure the loan will be transferred to the loan account from the fixed account and sub-accounts. This transfer will reduce the policy value in the fixed account and sub-accounts. Any loan interest that is due and unpaid will also be transferred. All loan amounts will be transferred from the sub-accounts and the fixed account to the loan account in the same allocation percentages as specified for premium payments. However, we will not withdraw loan amounts from the fixed account equaling more than the total loan multiplied by the ratio of the fixed account to your total account value immediately prior to the loan. If this is the case, the transfers from the sub-accounts will be increased proportionately based on the premium payment allocation percentages without the fixed account. Amounts transferred to the loan account will no longer be affected by the investment experience of the separate account and will instead accrue interest at the annual loan credited rate as shown on the Policy Data pages.

Policy loans reduce the amount available upon surrender of the policy and the amount available upon the death of the insured. If your policy debt exceeds the surrender value, this policy will terminate except as provided in the Grace Period provision. As provided in the Grace Period provision, we will send a written notice to you and any assignee of record at least 30 days before the policy terminates.

Loan Interest
An amount equal to your policy value less all premiums paid may be taken as a preferred loan. The annual loan interest rate charged for preferred loans is shown on the Policy Data pages. A standard loan is the amount that may be borrowed from the remaining net surrender value. The annual loan interest rate for standard loans is shown on the Policy Data pages. After the initial surrender charge period, all new and existing loans will be charged the interest rate for preferred loans.

Interest on policy loans accrues daily and is due at the end of each policy year. Any interest not paid when due becomes part of the policy loan and will bear interest at the rates described in this provision. The amount of the policy value equal to the policy loan will be credited interest at the loan credited rate shown on the Policy Data pages, regardless of the rate credited to the unloaned policy value.

Loan Repayment
As long as the policy remains in force, the policy debt may be repaid in whole or in part without penalty at any time while the insured is living. You may designate whether a payment to us is a loan payment and/or premium. Any payment received will be assumed to be paid in accordance with any payment notice we have provided you. If payment is received other than as provided by a payment notice, the payment will be assumed to be a premium payment. Loan repayments will be returned to the separate account. If you do not repay the policy debt, we will deduct the policy debt from the amounts we pay pursuant to the terms of this policy.

OTHER TERMS OF YOUR POLICY
--------------------------------------------------------------------------------
Our Contract With You
This policy, including any endorsements and riders, the attached signed application, and any supplemental application(s) attached to this policy when changes in insurance coverage become effective, are the entire contract. The policy is issued based upon your application and the payment made by you.

All statements made in an application are representations and not warranties. No statement will be used to challenge any claim or to void any liability under this policy unless the statement is contained in an application and a copy of the application is attached to this policy when it is issued or when a change in insurance coverage becomes effective.

Only our officers have authority to change this policy. No agent may do this. Any change must be written.

ICC16AC3                         Page 15

When Protection Starts
This policy becomes effective on the issue date only if the insured is then living, all underwriting requirements have been completed, and the minimum initial payment has been paid in full.

Termination
This policy will terminate upon the earliest of the following events:

1.   Surrender of the policy; or

2.   End of the grace period; or

3.   Death of the insured.

Misstatement of Age or Sex
If the insured's age or sex shown on the application has been misstated, we will adjust the death benefit to the amount which the most recent cost of insurance charge made would have purchased at the correct age and sex. We will not make any retrospective adjustments to the current policy value but will adjust future monthly deductions reflecting the correct age and sex.

Incontestability
We will not contest this policy after it has been in force during the lifetime of the insured for two years from the issue date unless one of the following exceptions occurs:

1. Any increase in face amount: This contestable period with respect to the increase amount will be measured during the lifetime of the insured for two years from the effective date of the increase.

2. Reinstatement of this policy or any riders: This contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

3. A change in payment class from juvenile to non-smoker status or a change in payment class from a smoker status to a non- smoker status. This contestable period will be measured during the lifetime of the insured for two years from the change in payment class. The adjusted death benefit will be the amount that would have been purchased at the correct smoking status at the most recent mortality charge by adjusting the net amount at risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate. We will make no retrospective recalculations to the policy value. We may adjust future monthly deductions to reflect the corrected smoking status.

4. An attached or subsequently issued rider has a separate incontestability provision. This contestable period will be measured in accordance with the incontestability provision provided in the rider.

We may contest this policy at any time for:

1. The failure to make sufficient payments to cover the monthly deductions required to keep this policy and its riders in force.

2. Fraud in the procurement of this policy when permitted by applicable law in the state where the policy was issued for delivery.

Suicide or Self-Destruction
If the insured dies by suicide while sane or by self-destruction while insane within two years from the issue date of the policy, we will only pay an amount equal to the payments minus any policy debt and partial withdrawals, and the policy will terminate.

If the insured dies by suicide while sane or by self-destruction while insane within two years of the effective date of any increase in face amount, our liability with respect to the increase, will be limited to the cost of insurance for the increase.

Annual Report
Each year we will send you an annual report following the policy anniversary. Each report will provide information on various transactions that took place during the policy year just completed, as well as information on the current status of the policy. This information will include items such as:

1.   The beginning and end dates of the current report period.

2.   The policy value as of the end of the current and prior year.

3.   Payments, withdrawals, and transfers made during the year.

4.   The monthly deductions and expense charges made during the year.

ICC16AC3                         Page 16

5. Investment experience of the sub-accounts and fixed account during the year.

6.   The current death benefit.

7.   The current surrender value.

8.   The amount of policy debt.

Illustrative Report
In each policy year after the first, you may request one free illustrative report that projects future policy values. After the first illustrative report has been requested, we may charge you a fee for any additional illustrative reports requested in that same policy year. The fee will not exceed $25.00, and we will inform you of the current charge before sending any additional illustrative reports. The illustrative report content will be at our sole discretion but will include any information required by law or regulation.

Conformity With Interstate Insurance Product Regulation Commission Standards This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission Standards. When any provision of this policy is found to be in conflict with any applicable Interstate Insurance Product Regulation Commission standard in effect at the time this policy was approved by the Commission, this policy is amended to conform to any such standard. This policy is subject to the laws of the state where the policy was issued for delivery.

Nonparticipating
This policy does not share in our profits or surplus earnings. We will pay no dividends on this policy.

Compliance With Federal Laws
This policy should be construed to comply with Sections 7702 and 7702A of the Internal Revenue Code.

The two requirements below are intended to maintain the status of this policy as life insurance under the current Internal Revenue Code:

First, the amount of payments that you may pay is limited by law. We will conduct a test no less frequently than annually, and return any excess payments, with interest, within 60 days of the end of the policy year in which the excess payments were paid.

Second, the death benefit payable may not be less than the applicable percentage of the policy value. This percentage is based on the attained age as shown in the following table:

ICC16AC3                         Page 17

Attained Age     Applicable Percentage     Attained Age    Applicable Percentage

0 to 40               250                    61                    128
41                    243                    62                    126
42                    236                    63                    124
43                    229                    64                    122
44                    222                    65                    120
45                    215                    66                    119
46                    209                    67                    118
47                    203                    68                    117
48                    197                    69                    116
49                    191                    70                    115
50                    185                    71                    113
51                    178                    72                    111
52                    171                    73                    109
53                    164                    74                    107
54                    157                    75 to 90              105
55                    150                    91                    104
56                    146                    92                    103
57                    142                    93                    102
58                    138                    94 to 99              101
59                    134                    100 and above         100
60                    130

We will conduct a test monthly and increase the death benefit, subject to our then current underwriting limits, to be equal to the applicable percentage of your policy value, if necessary. If we cannot increase the death benefit due to underwriting limits, we will return that amount of payments necessary so that the death benefit will be equal to the applicable percentage of your policy value.

If it is necessary for us to return payments to you, we will return them within 60 days of the end of the policy year in which they were paid. However, we will not refund such payment if it is necessary to keep this policy in force at the same death benefit amount prior to the premium payment. You may submit an application for an increase in base face amount subject to the conditions in the Change of a Face Amount provision of this policy.

We reserve the right to amend the policy to comply with:

1.   Requirements  of  the  Internal  Revenue  Code;

2.   Any  regulations  or  rulings  issued  under the Internal Revenue Code; and

3. Any other requirements imposed by the Internal Revenue Service. We will give you a copy of any such amendment.

ICC16AC3                         Page 18

Settlement
The net death benefit payable to a beneficiary, or the net surrender value in the event you withdraw it, will be paid in one sum or applied to any settlement option we then provide. The one sum payment may be paid in a single payment or deposited to an interest bearing account, if available. When we pay the proceeds, we may ask that this policy be returned to us. After payments under a settlement option have started, no changes to the payments are permitted.

Settlement options will include:

1. We will pay a selected monthly income until the proceeds, with interest, are exhausted.

2. We will pay a monthly income, based upon the amount of proceeds, interest rate and the age and sex of the person or persons receiving the funds, for a selected period or the lifetime of the person or persons to whom the funds are being paid.

We guarantee that the rate of interest used to calculate the monthly benefit will not be less than an annualized effective interest rate of 1%. We may pay interest in excess of the guaranteed rate. We will issue a supplementary contract setting forth the benefits to be paid and the rights of the beneficiary. Each election must include at least $5,000 of policy proceeds and must result in installment payments of not less than $50.

The following tables contain the guaranteed monthly payment per $1000 of policy proceeds applied, which were calculated using the Annuity 2000 Mortality Tables and an annualized effective interest rate of 1%. For ages, guaranteed payment periods, combinations of sex, payment frequencies and annualized effective interest rates not shown in these examples, payment factors will be calculated on a basis consistent with the factors shown. The adjusted age of the beneficiary is used to determine the appropriate monthly payment factor to apply for the selected settlement option. The adjusted age is the actual age of the beneficiary (ies) on the settlement date, subtracted by two, reduced by one year for each six full calendar years between January 1, 2000 and the settlement date.

Annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the net surrender value to purchase a single consideration immediate annuity contract at purchase rates, if we offer such contract at the time to the same class of annuitants, whether the annuity benefits are payable in fixed or variable amounts or both.

ICC16AC3                         Page 19

Life Income with Guaranteed Payment Period:

                                         Monthly Installment

Beneficiary's            10 Year Certain          15 Year Certain          20 Year Certain
Adjusted Age          Male       Female          Male     Female         Male      Female
55                    $3.34     $3.07          $3.29     $3.04          $3.20     $2.99
56                     3.43      3.14           3.37      3.11           3.27      3.06
57                     3.52      3.22           3.45      3.19           3.34      3.13
58                     3.61      3.30           3.54      3.26           3.41      3.19
59                     3.71      3.39           3.62      3.35           3.48      3.27
60                     3.82      3.49           3.72      3.43           3.55      3.34
61                     3.93      3.58           3.81      3.52           3.62      3.41
62                     4.05      3.69           3.91      3.61           3.69      3.49
63                     4.17      3.80           4.01      3.71           3.77      3.57
64                     4.30      3.91           4.11      3.81           3.84      3.64
65                     4.44      4.03           4.22      3.92           3.91      3.72
66                     4.58      4.16           4.32      4.03           3.97      3.80
67                     4.72      4.30           4.43      4.14           4.04      3.88
68                     4.88      4.44           4.54      4.25           4.10      3.95
69                     5.03      4.59           4.65      4.37           4.16      4.02
70                     5.20      4.75           4.76      4.49           4.21      4.09
71                     5.37      4.92           4.86      4.61           4.27      4.16
72                     5.54      5.10           4.97      4.73           4.31      4.22
73                     5.72      5.28           5.07      4.85           4.36      4.28
74                     5.90      5.47           5.17      4.96           4.39      4.33
75                     6.08      5.67           5.26      5.08           4.43      4.37
76                     6.26      5.87           5.35      5.19           4.46      4.41
77                     6.45      6.07           5.43      5.29           4.48      4.45
78                     6.63      6.28           5.50      5.38           4.51      4.48
79                     6.81      6.49           5.57      5.47           4.52      4.50
80                     6.99      6.70           5.63      5.55           4.54      4.52
81                     7.16      6.90           5.69      5.62           4.55      4.54
82                     7.33      7.10           5.74      5.68           4.56      4.55
83                     7.49      7.29           5.78      5.74           4.57      4.56
84                     7.64      7.47           5.82      5.79           4.58      4.57
85                     7.78      7.64           5.85      5.83           4.58      4.58
86                     7.91      7.79           5.88      5.86           4.59      4.58
87                     8.03      7.93           5.90      5.89           4.59      4.59
88                     8.14      8.05           5.92      5.91           4.59      4.59
89                     8.23      8.17           5.94      5.93           4.59      4.59
90                     8.32      8.26           5.95      5.94           4.59      4.59





ICC16AC3                         Page 20

Guaranteed Payment Period:

No. of Years     Monthly Payment     No. of Years     Monthly Payment
1                    $83.71               11               $7.99
2                     42.07               12                7.36
3                     28.18               13                6.83
4                     21.24               14                6.37
5                     17.08               15                5.98
6                     14.30               16                5.63
7                     12.32               17                5.33
8                     10.83               18                5.05
9                      9.68               19                4.81
10                     8.75               20                4.59


ICC16AC3                         Page 21

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY
Allstate Assurance Company will pay the death benefit upon receipt of due proof of the death of the insured, subject to the terms and conditions of this policy. Minimum initial payment is required to issue this policy. Payments are flexible for life. This policy does not pay dividends.

The amount or duration of the death benefit provided by this policy when based on the investment experience of the separate account is variable and not guaranteed as to a fixed dollar amount. The policy value resulting from premium payments allocated to the separate account will decrease and increase based on the investment experience of the separate account.